SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2003

Partners Trust Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Federal (State or other jurisdiction of incorporation)	001-31277 (Commission File Number)	75-2993918 (IRS Employer Identification No.)

233 Genesee Street, Utica, New York 13501

(Address of principal executive offices)

Registrant’s telephone number, including area code: (315) 768-3000

Not Applicable

(Former name or former address, if changed since last report)

Item 5.     Other Events.

On December 24, 2003, Partners Trust Financial Group, Inc. (the “Registrant”) announced that the Boards of Directors of the Registrant and Partners Trust, MHC (the “MHC”) have adopted a Plan of Conversion (the “Plan”) to fully convert the MHC to a capital stock corporation (the “Conversion”). In connection with the Conversion, existing shares of the Registrant’s common stock held by shareholders other than the MHC will be exchanged for shares of a new Delaware stock holding company, organized to be SBU Bank’s parent holding company. The new Delaware holding company simultaneously will conduct a subscription offering of common stock to eligible members of the MHC. Shares not subscribed for in the subscription offering are expected to be available for sale in a community offering to the local communities and the general public. The number and price of shares to be issued in the conversion offering, and the exact exchange ratio for current Registrant shareholders, will be based on an independent appraisal that has yet to be performed. A copy of the Plan is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

Additionally, the Registrant announced that it entered into a definitive merger agreement (the “Merger Agreement”) with BSB Bancorp, Inc. pursuant to which the Registrant will acquire all of the outstanding shares of BSB Bancorp, Inc. (the “Acquisition”). BSB Bancorp, Inc. is the holding company of BSB Bank & Trust Company. The consideration to be paid in the Acquisition will be 40% cash and 60% stock. The aggregate value of the transaction is approximately $347 million. A copy of the Merger Agreement is attached as Exhibit 2.2 hereto and is incorporated by reference herein.

Item 7.     Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit
No.	Description

2.1	Plan of Conversion and Reorganization of Partners Trust, MHC

2.2	Agreement and Plan of Merger, dated as of December 23, 2003, by and among Partners Trust Financial Group, Inc., SBU Bank, Wicked Acquisition Corporation, Partners Trust, MHC, and BSB Bancorp, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTNERS TRUST FINANCIAL GROUP, INC.

(Registrant)

/s/ Steven A. Covert

Steven A. Covert
Executive Vice President and Chief Financial Officer

Date: December 29, 2003

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Plan of Conversion and Reorganization of Partners Trust, MHC

2.2	Agreement and Plan of Merger, dated as of December 23, 2003, by and among Partners Trust Financial Group, Inc., SBU Bank, Wicked Acquisition Corporation, Partners Trust, MHC, and BSB Bancorp, Inc.